Exhibit 99(a)

 Welcome to the  2017 Annual Meeting

 Shareholder Assembly Agenda  Branch Growth & Future PlansIncome Statement & Ratio AnalysisDividends & Capital GrowthStock PerformanceQuestions and Answers

 Deposit and Loan Growth($-000)

Number of Branches & Average Size Number of Branches Deposits Per Branch ($-000)

Net Interest Margin (%) Return on Average Equity (%) Efficiency Ratio (%) Return on Average Assets (%)

 TrustCo vs. Peers  *All public owned banking institutions covered by SNL Financial with assets of $2 to $10 billion; peer numbers are the medians for the full year 2016; ratios as defined by SNL.     TrustCo    Peers*     2016    2016          Return on Average Equity  9.9%    9.1%  Return on Average Assets  0.89%    0.98%  Net Interest Margin  3.11%    3.54%  Nonperforming Loans/ Loans  1.07%    0.78%  Loan Loss Reserve/Loans  1.28%    0.96%  Efficiency Ratio  55.7%    60.1%

 Dividends & Capital Growth2000-2016  Dividends Paid: $7.32 per shareDividends Paid: $571 million totalShareholders’ Equity: Increase of 121%

 2016 Stock Performance

 Forward Looking Statements  Safe Harbor Regarding Forward-Looking StatementsThis presentation may contain forward-looking information about TrustCo Bank Corp NY (“the Company”) that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: credit risk, the effects of and changes in, trade, monetary and fiscal policies and laws, inflation, interest rates, market and monetary fluctuations, competition, the effect of changes in financial services laws and regulations, real estate and collateral values, changes in accounting policies and practices, changes in local market areas and general business and economic trends and the matters described under the heading “Risk Factors” in our most recent annual report on Form 10-K and our other securities filings. The statements are valid only as of the date hereof and the Company disclaims any obligation to update this information except as may be required by applicable law.   Note: Data in this presentation was obtained from SNL Financial and from the Company’s SEC filings. Ratios use SNL definitions and may differ from definitions used by the Company in its own SEC filings SNL definitions are available upon request.

 2017 Annual Meeting  Thank You for Attending